EXHIBIT 10.6

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (this “Agreement”) is entered into by and between Morgan R. Brown (“Employee,” “you,” or “your”) and Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”). This Agreement has an effective date of August 9, 2013 (the “Effective Date”).

RECITALS

A.	The Board of Directors of the Company (the "Board") recognizes that it is possible that the Company could terminate Employee’s employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction. The Board also recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined below) of the Company.

B.	The Board believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his employment with the Company and to motivate Employee to maximize the value of the Company for the benefit of its stockholders.

C.	The Board further believes that it is imperative to provide Employee with certain severance benefits upon Employee’s termination of employment under specified circumstances, including in connection with a Change in Control. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a termination of employment, including in connection with a Change in Control.

D.	To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

In consideration of the mutual covenants and promises made in this Agreement, and in consideration of the continuing employment of Employee by the Company, Employee and the Company agree as follows:

1.             At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, award or compensation other than as provided in this Agreement. The rights and duties created by this Section 1 may not be modified in any way except by a written agreement executed by the President and Chief Executive Officer of the Company (or his successor) upon direction from the Board of Directors.

2.             Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

“Change in Control” means a “change in control event” (as defined under Treasury Regulation Section 1.409A-3(i)(5) as in effect on the Effective Date) or any change in control definition provided by the Plan.

“Code” means the Internal Revenue Code of 1986 as amended.

“Company Headquarters” means 4275 Executive Square, Suite 200, La Jolla, California, 92037.

“Compensatory Equity” means any compensatory equity grants issued to you by the Company.

“Disability” is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

“Offer Letter” means the letter dated May 24, 2013 pursuant to which the Company offered Employee employment and which was executed by Employee and on behalf of the Company.

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“Plan” means a Board-approved employee stock incentive plan.

“Relocation” means Employee’s permanent relocation to San Diego, California.

3.             Consequences of Termination of Employment. For purposes of this Agreement, your last day of employment with the Company is the “Termination Date”. Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests (iv) your then outstanding Compensatory Equity as governed by their applicable terms and (v) a new computer laptop, new cell phone and new iPad (or similar device) commensurate in quality with the devices you held immediately before the Termination Date (collectively, (i) through (v) are the “Accrued Pay”).

You will also be eligible for other post-employment payments and benefits as provided in this Agreement. Within no later than 90 days after the later of your Termination Date or the date that you are not considered to be a ten percent shareholder under Section 16 of the Securities Exchange Act of 1934, you shall no longer be considered a Company affiliate and the Company shall use commercially reasonable efforts to facilitate the timely removal of any restrictive legends on any shares of Company common stock then held by you.

(a)                 Termination For Cause. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one or more of the following:

(i)	Your commission of fraud or other unlawful conduct in your performance of duties for the Company;

(ii)	Your conviction of, or a plea of “guilty” or “no contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs your ability to perform services for the Company; or

(iii)	Your willful material breach of this Agreement.

For purposes of the foregoing, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you other than in good faith, and without reasonable belief that your action or omission was in furtherance of the interests of the Company. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of your employment by the Company. The Board shall provide you with 30 days advance written notice specifically detailing the basis (and factual circumstances) for the termination of your employment for Cause. During the 30 day period after you have received such notice, you shall have an opportunity to cure or remedy such alleged Cause events and to present your case to the full Board (with the assistance of your own counsel). A termination shall be deemed for Cause only if, following such 30 day period, at least 75% of the group consisting of the members of the Board other than you (if you are then serving on the Board) vote affirmatively that your termination is for Cause. You shall continue to receive all of the compensation and benefits provided by this Agreement during the 30 day cure/remedy period.

(b)                 Good Reason. You may resign your employment from the Company for “Good Reason” within one year after the date that any one of the following events described in Sections 3(b)(i), 3(b)(ii), 3(b)(iii) or 3(b)(iv) (any one of which will constitute “Good Reason”) has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice of the Good Reason event. Such notice of your intention to resign for Good Reason must be provided to the Company within 90 days of the initial existence of a Good Reason event. This “Good Reason” definition and process is intended to comply with the safe harbor provided under Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted accordingly.

(i)	You have incurred a material diminution in your responsibilities, duties or authority (it shall be deemed to be a material diminution of your duties, authority or responsibilities if you are no longer the sole Chief Financial Officer of the Company (or if the Company has a parent entity, then you must be its sole Chief Financial Officer));

(ii)	Your workplace has been relocated to a new location that is more than 25 miles away from Company Headquarters;

(iii)	Any material reduction of your Base Salary or target bonus amount (as described in the Offer Letter); or

(iv)	The Company has materially breached any provision of the Offer Letter including without limitation the failure to timely pay you the compensation or benefits owed to you under the Offer Letter.

(c)                 Termination Without Cause or for Good Reason or Death or Disability. The Company may terminate your employment without Cause or for Disability at any time, including in connection with a Change in Control, with 30 days advance written notice or you may resign your employment for Good Reason or your employment may also be terminated due to your death or by you due to your Disability (each of the foregoing, a “Qualifying Termination”). Any notice of termination by the Company that is not covered by Section 6(a) must specify whether it was a termination without Cause or due to your Disability. Without your prior written consent, once the Company has provided you with such a notice of termination under this Section 6(b) then it may not rescind such notice nor may it modify the terms of your severance benefits described in this Agreement.

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(i)	After Relocation Occurs. If your employment is terminated due to a Qualifying Termination after the Relocation occurs, then you will be eligible to receive the following benefits subject to your timely compliance with Section 3(e) and further provided that no payments for such Qualifying Termination shall be made until on or after the date of a “separation from service” within the meaning of Code Section 409A:

a.	The Company shall provide you with a cash payment equal to the sum of (A) nine months of the amount of the base salary you were receiving immediately prior to the Termination Date plus (B) the product of (1) nine months of the amount of the base salary you were receiving immediately prior to the Termination Date times (2) your target annual bonus percentage as in effect immediately prior to the Termination Date (the “Post-Relocation Severance Payment”). The Post-Relocation Severance Payment shall be paid to you in a single cash lump sum payment within 15 days following the effective date of the Mutual Release described in Section 3(e). To the extent necessary to comply with Code Section 409A, if the timing of when you execute the Mutual Release would affect which tax year that such Post-Relocation Severance Payment could be paid, then the Post-Relocation Severance Payment shall be paid in the second tax year.

b.	The Company shall provide continuation of the health insurance benefits provided to Employee for Employee and Employee’s eligible dependents immediately prior to the Termination Date at Company expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law until the earlier of the date nine months after the Termination Date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. If it becomes unreasonable for the Company to continue to pay for this continuing health coverage for you (or it imposes adverse tax consequences on you) because of changes in applicable law, then the Company shall make the premium payments to you on an after-tax basis.

c.	All outstanding unvested Compensatory Equity awards shall fully vest and become exercisable (to the extent exercise is required) as of the Termination Date.

(ii)	Before Relocation. If your employment is terminated due to a Qualifying Termination before the Relocation occurs, then you will be eligible to receive the following benefits subject to your timely compliance with Section 3(e) and further provided that no payments for such Qualifying Termination shall be made until on or after the date of a “separation from service” within the meaning of Code Section 409A:

a.	The Company shall provide you with a cash payment equal to the sum of (A) one month of the amount of the base salary you were receiving immediately prior to the Termination Date for every two continuous months of service to the Company (up to a maximum of three months of the amount of such base salary) plus (B) the product of (1) five months of the amount of the base salary you were receiving immediately prior to the Termination Date times (2) your target annual bonus percentage as in effect immediately prior to the Termination Date (the “Pre-Relocation Severance Payment”). The Pre-Relocation Severance Payment shall be paid to you in a single cash lump sum payment within 15 days following the effective date of the Mutual Release described in Section 3(e). To the extent necessary to comply with Code Section 409A, if the timing of when you execute the Mutual Release would affect which tax year that such Pre-Relocation Severance Payment could be paid, then the Pre-Relocation Severance Payment shall be paid in the second tax year.

b.	The Company shall provide continuation of the health insurance benefits provided to Employee for Employee and Employee’s eligible dependents immediately prior to the Termination Date at Company expense pursuant to the terms of COBRA or other applicable law until the earlier of the date five months after the Termination Date or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. If it becomes unreasonable for the Company to continue to pay for this continuing health coverage for you (or it imposes adverse tax consequences on you) because of changes in applicable law, then the Company shall make the premium payments to you on an after-tax basis.

(iii)	Mitigation. You shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 3(c), nor shall any such payment or benefit be reduced by any earnings or benefits that you may receive from any other source. If any cash payments that are owed to you under this Agreement are not paid to you within 15 days of their due date, then the Company will additionally owe you interest on such late payments, payable on a monthly basis while any overdue amount is still outstanding, with interest accruing at the then prevailing prime rate, compounded daily.

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(d)                 Voluntary Termination. In the event you voluntarily terminate your employment with the Company without Good Reason and not due to Disability, you will not be entitled to any payment or benefit contemplated by Section 3(c) but will receive your Accrued Pay plus the other post-termination payments that are not predicated on a Qualifying Termination. You agree to provide the Company with at least 15 days advance written notice of your intention to resign without Good Reason.

(e)                 Mutual Release of Claims. Subject to the next sentence, as a condition to receiving (and continuing to receive) the payments and benefits provided in Section 3(c), you must within not later than 45 days after your Termination Date, execute (and not revoke) and deliver to the Company a Mutual Release Of All Claims And Covenant Not To Sue agreement (the “Mutual Release”) in the form attached as Exhibit A hereto. However, this requirement for you to provide an executed Mutual Release shall not be applicable if your employment was terminated due to your death or Disability. The Company shall have the obligation to prepare and execute said Mutual Release and tender such Company-executed Mutual Release to you on or before your Termination Date.

4.                   Code Section 280G.

(a)                 In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full; or (ii) as to the maximum value of such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. You shall receive the greater, on an after-tax basis, of clause “(i)” or “(ii)” of the preceding sentence.

(b)                 If the Total Payments must be reduced as provided in the previous paragraph, the reduction shall occur in the following order: (i) reduction of cash payments for which the full amount is treated as a "parachute payment" (as defined under Code Section 280G and its regulations); (ii) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (iii) reduction of any continued employee benefits and (iv) cancellation of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced under clause “(iv)” of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award's value to you when performing the determinations under the preceding paragraph, such award's value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(c)                 All mathematical determinations and all determinations of whether any of the Total Payments are parachute payments that are required to be made under this Section 4, shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you. Unless you consent in writing, the Accountants may not be an audit firm that is then providing services in any capacity to the person or entity that is acquiring the Company. Such determinations shall be made by the Accountants using reasonable good faith interpretations of the Code. As expressly permitted by Treasury Regulations section 1.280G-1 Q/A-32, with respect to performing any present value calculations that are required in connection with this Section 4, you and the Company each affirmatively elect to utilize the Applicable Federal Rates ("AFR") that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. If the Accountants determine that no excise tax under Section 4999 of the Code is payable with respect to a Total Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no such excise tax under Section 4999 of the Code will be imposed with respect to such Total Payments. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 4.

5.                   Term of Agreement. The terms of this Agreement shall terminate upon the earlier of (a) the date on which Employee ceases to be employed as an officer of the Company, other than as a result of an involuntary termination by the Company without Cause or Employee’s resignation for Good Reason; or (b) the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement or the provisions of Section 8.

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6.                   Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and expressly in writing assumes the Company’s obligations under this Agreement. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7.                   Governing Law; Arbitration.

(a)                 This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California.

(b)                 Except as may be permitted below in this Section 7, the parties agree that any dispute between the parties arising out of or relating to the negotiation, execution or performance of this Agreement shall be settled by expedited binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The location for the arbitration shall be San Diego, California. The arbitration award shall be made within 60 days of the filing of the notice of intention to arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. Any award made by such arbitrator(s) shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties each agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. In the event that either party brings an action under this Section 7 to enforce or effect its rights under or relating to this Agreement (a “Proceeding”), the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. The Company shall pay for all arbitration-specific costs.

(c)                 If you are determined by the arbitrator to be the prevailing party in any Proceeding where the Company was found to have materially breached this Agreement, then, in addition to being awarded your costs and expenses, you shall be entitled to: (i) interest on any late payments, calculated at a rate equal to the Prime Rate (as then quoted in the Wall Street Journal), compounded daily, and (ii) the acceleration of payment for all remaining payments owed to you, so that the unpaid balance (including accrued interest) shall be paid in a single lump sum within 10 business days of the issuance of the arbitrator’s award. You may also be awarded any economic damages arising from the Company’s breach, as may be determined in the arbitrator in the Proceeding.

(d)                 In addition to the remedies set forth above, the parties hereby agree that they shall be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security). All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. The parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek and obtain: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

8.                   Taxes. All payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. This Agreement and its payments are intended to be exempt from or comply with the requirements of Code Section 409A and the Company shall use its best efforts to ensure that there are no violations of Code Section 409A. If any taxes under Code Section 409A are imposed on you, then the Company shall within 30 days of the determination that there would be an imposition of such taxes provide you with a payment that will cover the costs of any Code Section 409A taxes, excise taxes, penalties and interest along with any taxes imposed on such payment so that you will on an after-tax basis (applying the then highest aggregate marginal tax rates) be no worse off than if no Code Section 409A taxes, excise taxes, penalties or interest had been imposed. Notwithstanding any provision in the Agreement to the contrary, if upon your “separation from service” within the meaning of Code Section 409A, you are then a “specified employee” (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six months following such “separation from service” under this Agreement until the earlier of (i) the first business day of the seventh month following your “separation from service,” or (ii) 10 days after the Company receives notification of your death. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The provisions of this Section 8 shall survive any termination of this Agreement or your employment.

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9.                   Entire Agreement. Except as otherwise specifically provided in this Agreement and except for the Offer Letter, this Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. In the event of any conflict in terms between this Agreement and any other agreement executed by and between you and the Company or any Company plan or policy, the terms of this Agreement shall prevail and govern. This Agreement is the “Change of Control and Severance Agreement” referred to in the Offer Letter.

10.                No Offset or Mitigation. No severance or other payments or benefits made to you under this Agreement may be offset by the Company or by any other party. You shall have no duty of mitigation with respect to any severance or other payments or benefits made to you under this Agreement.

11.                Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s President and Chief Executive Officer at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 11 shall be deemed to be the date of delivery thereof.

12.                Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in a writing that specifically references this Section 12. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

13.                Voluntary Agreement, Nondisparagement. Each party represents that it has the power and authority to enter into this Agreement. Each party acknowledges that it has been advised to review this Agreement with its own legal counsel and other advisors of its choosing and that prior to entering into this Agreement, each has had the opportunity to review this Agreement with its attorney and other advisors and have not asked (or relied upon) the other party or other party’s counsel to represent it in this matter. Each party further represents that each has carefully read and understands the scope and effect of the provisions of this Agreement and that each is fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by each party and without any duress or undue influence on the part or behalf of the other party. The Company agrees that the Board and its executive officers will not make (or direct the Company or any of its affiliates, employees or agents to make) any written or oral communications that could reasonably be considered to be disparaging of you (or your family members) in any respect including, but not limited to, your personal performance, abilities or reputation.

14.                Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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The parties have executed this Agreement as of the Effective Date.

COMPANY:

Innovus Pharmaceuticals, Inc.

s/ Bassam Damaj

By:	Bassam Damaj
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Morgan Brown

Morgan R. Brown

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EXHIBIT A

MUTUAL RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE PURSUANT TO AGREEMENT

1.                   PARTIES. The parties to this Mutual Release of All Claims and Covenant Not to Sue Pursuant To Agreement (this “Release”) are Morgan R. Brown (“Executive”) and Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”).

2.                   RECITALS. This Release is made with reference to the following facts: Executive and Company are parties to a Change in Control and Severance Agreement dated August 9, 2013 (the “Severance Agreement”). The Severance Agreement provides that the Executive must execute a mutual general release and covenant not to sue within not later than forty-five (45) days after Executive’s Termination Date (as defined in the Severance Agreement) in order for Executive to receive the severance payment and benefits under the Severance Agreement. This Release is the mutual general release and covenant not to sue required by the Severance Agreement.

3.                   EXECUTIVE’S PROMISES. In consideration for the promises and payments contained in the Severance Agreement, each party agrees as follows:

3.1                Executive hereby covenants not to sue and also waives, releases and forever discharges Company, its parent company, divisions, subsidiaries, officers, directors, agents, employees, stockholders, affiliates and successors from any and all claims, causes of action, damages or costs of any type Executive may have against Company or its current and former parent company, divisions, subsidiaries, officers, directors, employees, agents, stockholders, successors or affiliates (the “Released Parties”), and the Released Parties similarly covenant not to sue and also waive, release and forever discharge Executive from any and all claims, causes of action, damages or costs of any type that the Released Parties may have against Executive, including without limitation those arising out of or relating to Executive’s employment with Company, or Executive’s separation of employment. This waiver and release includes, but is not limited to, claims, causes of action, damages or costs arising under or in relation to Company’s employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, employees or agents of Company, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for breach of contract or breach of the implied covenant of good faith and fair dealing, or any claim for stock, stock options, warrants, or phantom stock or equity of any kind or any claim for wrongful termination, or any discrimination claim on the basis of race, sex, sexual orientation, gender, age, religion, marital status, national origin, physical or mental disability, medical condition, or any claim arising under the federal Age Discrimination in Employment Act, the Equal Pay Act, the California Family Rights Act, the Pregnancy Discrimination Act, the Family Medical Leave Act, the California Labor Code, the California Wage Orders, Title VII of the Civil Rights Act, the Fair Employment and Housing Act, the California Labor Code Private Attorneys General Act of 2004, the California Wage Orders, and Business and Professions Code Section 17200, et seq.

Notwithstanding the foregoing, with respect to Executive’s release, this Release does not release (a) claims that cannot be released as a matter of law, (b) claims arising after the effective date of this Release including those under the Severance Agreement, (c) claims to enforce any of Executive’s rights to post-termination benefits provided by the Severance Agreement, (d) claims for indemnification or coverage under a directors and officers liability insurance policy as provided under any other contract or under applicable law, (e) claims to enforce any of Executive’s vested benefits under any employee benefit plan of the Company including without limitation his Compensatory Equity (as defined in the Severance Agreement), (f) Executive’s right to file a charge, testify, assist, or cooperate with the EEOC or to file a claim under the Fair Labor Standards Act, or (g) Executive’s rights arising solely as a shareholder of the Company.

3.2                The waiver and release set forth in paragraph 3.1 applies to claims of which either party does not currently have knowledge and each party specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

4.                   CONSULTATION, REVIEW, AND REVOCATION. In accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act, Executive is advised to consult with an attorney before signing this Release. Executive is given a period of 45 days in which to consider whether to enter into this Release. Executive does not have to utilize the entire 45 day period before signing this Release, and may waive this right. If Executive does enter into this Release, he may revoke the Release within 7 days after the execution of the Release. Any revocation must be in writing and must be received by the Company no later than midnight of the seventh day after execution by Executive. The Release is not effective or enforceable until after this 7-day period has passed without revocation.

5.	MISCELLANEOUS.

5.1                This Release shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

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5.2                This Release is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Release may be amended only by an agreement in a writing signed by the parties.

5.3                This Release is binding upon and shall inure to the benefit of the parties hereof, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent company, assigns, heirs, partners, successors in interest and stockholders, including any successor company of the Company.

5.4                Each party agrees that it has read this Release and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Release. Each party has entered into this Release freely and voluntarily.

5.5                The parties agree that any dispute or controversy arising from or related to this Release shall be decided by final and binding arbitration as provided in the Severance Agreement.

Morgan R. Brown (“Executive”)	INNOVUS PHARMACEUTICALS INC. (“Company”)

Date:	By:
It:
Date:

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